Exhibit 99.1

The Genlyte Group Incorporated 10350 Ormsby Park Place, Suite 601
Louisville, KY 40223

News Release	For Immediate Release

Contact:  William G. Ferko, CFO

(502) 420-9502

GENLYTE ANNOUNCES RECORD THIRD QUARTER EARNINGS OF $1.16 PER SHARE

Louisville, KY, October 24, 2003. The Genlyte Group Incorporated (NASDAQ: GLYT) today announced its third quarter earnings per share rose 45% over prior year to $1.16.  Net income was $15.8 million, up 44% from the third quarter of 2002 and the highest quarterly earnings in the company’s history. The successful $8.0 million patent litigation settlement, previously announced, positively impacted third quarter operating profit by $7.1 million, net of $.9 million legal expenses, and net income by $2.9 million or $.21 per share after adjustments for minority interest and taxes.  Genlyte achieved an all-time record quarter excluding the benefit of the legal settlement, with net income increasing 17.5% over prior year to $12.9 million and earnings of $.95 per share, up 18.7%.

The company reported record third quarter 2003 sales of $272.8 million were 9.9% higher than the $248.3 million reported last year.

The year to date earnings per share of $2.53 and net income of $34.4 million, which include amounts related to the patent litigation settlement, were up 14.0% and 13.4%, respectively, from 2002.  Sales during the nine-month period increased 5.0% to $764.8 million from $728.1 million.

Chairman, President and CEO Larry Powers said, “We are pleased to report a sales and earnings increase for the quarter and year to date despite the soft commercial and industrial construction markets.  While current news reports portray strengthening in the North American economy, the overall construction statistics show little, if any, rebound and no significant improvement expected until the second half of 2004.   Office, retail and high-end hospitality markets continue to be soft.  In continued contrast, the residential construction market maintains its strong pace.  We have seen some recent strength in sales due to an increase in school and healthcare construction business, however, with schools now open, we do not expect that market strength to continue.

“Our Vari-Lite and Shakespeare acquisitions helped to increase sales by $17.1 million for the quarter and $32.2 million for the year to date.  Sales for comparable operations excluding acquisitions were up 3.0% for the quarter and 0.6% year to date.   Business activity during the months of June through August was relatively robust, however, activity during the month of September was somewhat weaker.

“We have realized some benefit from the recent price increases, however, the magnitude of insurance, freight, and legal cost increases have substantially offset the benefit of the price increases and our ongoing cost reduction efforts.

“As always, we continue to take actions to minimize these economic issues.  These actions include our ongoing industry leadership in product development, a refocusing of our sales force toward the more active markets including healthcare and other institutional facilities, and continuing cost reductions.”

Vice President and Chief Financial Officer Bill Ferko stated,  “During the quarter we generated a record $47.4 million of cash from operations (including the $8.0 million legal settlement), less $3.6 million for plant and equipment investments, compared to the third quarter of last year when we generated $36.7 million of cash from operations less $5.6 million for plant and equipment investments.  Accounts receivable and inventories increased by $30.7 million from year-end and $21.7 million from last September. Approximately $23.0 million of the accounts receivable and inventory increase over last September is attributed to recent acquisitions.  The $63.6 million of year-to-date cash flow from operations has funded $19.0 million for acquisitions, $13.0 million for capital expenditures, and debt reductions of $22.5 million.

“Our balance sheet remains very strong.  We closed the third quarter of 2003 with a cash balance of $121.6 million and debt of $16.0 million, or a net-cash position of $105.6 million compared to a net-cash balance of $63.8 million last September.”

Live audio of Genlyte’s conference call with securities analysts, scheduled for 11 a.m. EDT on October 24, can be accessed from the investor relations section of Genlyte’s website (http://www.genlyte.com) or from www.vcall.com.  An audio replay of the call will be available for 90 days.

The Genlyte Group Incorporated (Nasdaq: GLYT) holds a 68% interest in Genlyte Thomas Group LLC, which is a leading manufacturer of lighting fixtures and controls for the commercial, industrial and residential markets. Genlyte Thomas sells products under the major brand names of Capri, Chloride Systems, Crescent, Day-Brite, Gardco, Hadco, Ledalite, Lightolier, Lightolier Controls, Lumec, Shakespeare Composite Structures, Stonco, Thomas, Vari-Lite and Wide-Lite in the United States and Canlyte and Thomas in Canada.

The statements in this report with respect to future results, future expectations, and plans for future activities and synergies may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and actual results may differ materially from those currently expected. They are subject to various risks, such as the ability of the Company to meet new business sales goals and realize desired price increases, fluctuations in commodity and transportation prices, slowing of the overall economy, changes in foreign currency translation rates, increased interest costs arising from a change in the Company’s leverage or change in rates, failure of the Company’s plans to produce anticipated cost savings, the outcome of pending litigation, and the timing and magnitude of capital expenditures, as well as other risks discussed in the company’s filing with the Securities Exchange Commission. The Company makes no commitment to disclose any revision to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

For additional information about Genlyte please refer to the Company’s web site at: http://www.genlyte.com.

The Genlyte Group Incorporated

Condensed Consolidated Statements of Income

(Amounts in thousands, except earnings per share data)

	For the three months ended
	September 27, 2003	September 28, 2002	% Change

Net Sales	$272,769	$248,268	9.9%

Operating Profit*	36,456	25,563	42.6%

Net Income	15,770	10,957	43.9%

E.P.S.	$1.16	$0.80	45.0%

Average Shares Outstanding	13,645	13,781	(1.0)%

* Operating Profit is before deducting minority interest of $10,730 for the three months ended September 27, 2003 and $7,645 for the three months ended September 28, 2002.

The Genlyte Group Incorporated

Condensed Consolidated Statements of Income

(Amounts in thousands, except earnings per share data)

	For the nine months ended
	September 27, 2003	September 28, 2002	% Change

Net Sales	$764,795	$728,061	5.0%

Operating Profit*	80,290	71,066	13.0%

Net Income	34,412	30,353	13.4%

E.P.S.	$2.53	$2.22	14.0%

Average Shares Outstanding	13,576	13,654	(0.6)%

* Operating Profit is before deducting minority interest of $ 23,941 for the nine months ended September 27, 2003 and $21,302 for the nine months ended September 28, 2002.

The foregoing unaudited figures have been approved by the management of The Genlyte Group Incorporated for official release on the date indicated.

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 27, 2003 AND SEPTEMBER 28, 2002

(Amounts in thousands, except earnings per share data)

(Unaudited and Preliminary)

	Three Months Ended September 27 and 28		Nine Months Ended September 27 and 28
	2003	2002	2003	2002

Net sales	$272,769	$248,268	$764,795	$728,061
Cost of sales	176,146	161,943	497,613	473,947
Gross profit	96,623	86,325	267,182	254,114
Selling and administrative expenses	67,772	60,558	194,040	182,419
Gain on settlement of patent litigation	(8,000)	—	(8,000)	—
Amortization of intangible assets	395	204	852	629
Operating profit	36,456	25,563	80,290	71,066
Interest (income) expense, net	(128)	76	(65)	338
Minority interest, net of income taxes	10,730	7,645	23,941	21,302
Income before income taxes	25,854	17,842	56,414	49,426
Income tax provision	10,084	6,885	22,002	19,073
Net income	$15,770	$10,957	$34,412	$30,353

Earnings per share:
Basic	$1.17	$0.80	$2.55	$2.24
Diluted	$1.16	$0.80	$2.53	$2.22

Weighted average number of shares outstanding:
Basic	13,492	13,622	13,472	13,523
Diluted	13,645	13,781	13,576	13,654

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 27, 2003 AND DECEMBER 31, 2002

(Amounts in thousands)

(Preliminary)

	(Unaudited)
	9/27/2003	12/31/2002
Assets:
Current Assets:
Cash and cash equivalents	$121,647	$111,906
Accounts receivable, less allowances for doubtful accounts of $10,748 and $10,616, respectively	174,683	148,279
Inventories	140,812	136,470
Deferred income taxes and other current assets	29,752	27,915
Total current assets	466,894	424,570
Property, plant and equipment, at cost	382,039	365,811
Less: accumulated depreciation and amortization	270,270	258,235
Net property, plant and equipment	111,769	107,576
Goodwill	146,871	134,231
Other intangible assets, net of accumulated amortization	21,531	22,195
Other assets	3,313	3,841
Total Assets	$750,378	$692,413

Liabilities & Stockholders’ Equity:
Current Liabilities:
Current maturities of long-term debt	$327	$4,100
Accounts payable	95,559	87,568
Accrued expenses	76,725	73,133
Total current liabilities	172,611	164,801
Long-term debt	15,702	33,028
Deferred income taxes	33,358	32,935
Minority interest	156,820	133,789
Accrued pension and other long-term liabilities	33,372	33,875
Total liabilities	411,863	398,428
Commitments and contingencies
Stockholders’ Equity:
Common stock	135	135
Additional paid-in capital	11,077	9,451
Retained earnings	302,483	268,071
Accumulated other comprehensive income	24,820	16,328
Total stockholders’ equity	338,515	293,985
Total Liabilities & Stockholders’ Equity	$750,378	$692,413

THE GENLYTE GROUP INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 27, 2003 AND SEPTEMBER 28, 2002

(Amounts in thousands)

(Unaudited and Preliminary)

	2003	2002
Cash Flows From Operating Activities:
Net income	$34,412	$30,353
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,129	17,640
Net (gain) loss from disposals of property, plant and equipment	172	(6)
Provision for doubtful accounts receivable	1,213	2,242
Changes in assets and liabilities, net of effect of acquisition:
(Increase) decrease in:
Accounts receivable	(19,559)	(23,589)
Inventories	1,665	2,505
Deferred income taxes and other current assets	(1,536)	385
Intangible and other assets	(202)	718
Increase (decrease) in:
Accounts payable	4,363	10,253
Accrued expenses	1,489	3,343
Deferred income taxes, long-term	—	399
Minority interest	22,893	15,588
Accrued pension and other long-term liabilities	(756)	(5,514)
All other, net	279	981
Net cash provided by operating activities	63,562	55,298
Cash Flows From Investing Activities:
Acquisition of business	(19,000)	—
Purchases of property, plant and equipment	(13,026)	(14,368)
Proceeds from sales of property, plant and equipment	28	1,705
Net cash used in investing activities	(31,998)	(12,663)
Cash Flows From Financing Activities:
Reductions of long-term debt	(22,497)	(355)
Purchases of treasury stock	—	(1,620)
Exercise of stock options	1,389	3,839
Net cash provided by (used in) financing activities	(21,108)	1,864
Effect of exchange rate changes on cash and cash equivalents	(715)	(359)
Net increase in cash and cash equivalents	9,741	44,140
Cash and cash equivalents at beginning of period	111,906	59,789
Cash and cash equivalents at end of period	$121,647	$103,929

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest, net of interest received	$122	$301
Income taxes, net of refunds of $161 in 2003 and $146 in 2002	$20,101	$16,143